As filed with the Securities and Exchange Commission on November 25, 2005
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIGNUS VENTURES INC.
(Name of small business issuer in its charter)

NEVADA	1000	74-3152432
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

206 - 1480 Gulf Road
Point Roberts WA 98281
Tel: (360) 483-9517
(Address and telephone number of principal executive offices)

Stephen F.X. O’Neill, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	$240,000	$0.04	$240,000	$28.25

(1)	Total represents 6,000,000 shares issued by Cignus Ventures Inc. in a private placement transaction completed in May, 2005.
(2)	This price was arbitrarily determined by Cignus Ventures Inc.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2005

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CIGNUS VENTURES INC.

Prospectus
--------------------------
6,000,000 SHARES
COMMON STOCK
-------------------------

The selling stockholders named in this prospectus are offering the 6,000,000 shares of Cignus Ventures Inc.’s (“Cignus”) common stock offered through this prospectus. Cignus has set an offering price for these securities of $0.04 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders Before
	Offering Price	Commissions	Expenses and Commissions
Per Share	$0.04	Not Applicable	$0.04
Total	$240,000	Not Applicable	$240,000

Cignus is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

Cignus’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.04 per share until such time as the shares of the Cignus’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although Cignus intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Cignus’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 6 through 9 before buying any shares of Cignus’s common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------

The Date Of This Prospectus Is: November 17, 2005

PROSPECTUS
----------------
CIGNUS VENTURES INC.
6,000,000 SHARES
COMMON STOCK
----------------

TABLE OF CONTENTS

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Cignus” refers to Cignus Ventures Inc. and its subsidiaries. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Foreign Currency and Exchange Rates

For purposes of consistency and to express United States dollars throughout this prospectus, Canadian dollars have been converted into United States currency at the rate of US$1.00 being approximately equal to CDN$1.17 which is the approximate average exchange rate during recent months.

CIGNUS VENTURES INC.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in two mineral claims known as Moscena 1 and Moscena 2 comprised of a 15 unit grid claim block totaling 500 hectares located on the west coast of Vancouver Island, British Columbia in the Alberni Mining Division. Title to our mineral claims is held by our wholly owned subsidiary, CVI Exploration Ltd., the owner of the Moscena Claims. Our plan of operation is to conduct mineral exploration activities on the Moscena Claims in order to assess whether they possess mineral deposits of copper, silver, and gold capable of commercial extraction.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information as of August 31, 2005 is summarized below:

Balance Sheet:	As at August 31, 2005 (Audited)
Cash	$87,074
Total Assets	$97,074
Liabilities	$700
Total Stockholders’ Equity	$96,374
Statement of Operations:	For the Period from Inception on March 10, 2005 to August 31, 2005 (Audited)
Revenue	$0
Net Loss for the Period	$(33,626)
Expenses	$33,626
Net Loss Per Common Share	$(0.00)

About Us

We were incorporated on March 10, 2005 under the laws of the State of Nevada. Our principal offices are located at 206 – 1480 Gulf Road Point Roberts WA 98281. Our telephone number is (360) 483-9517.

THE OFFERING

The Issuer:	Cignus Ventures Inc.

Selling Security Holders:	The selling stockholders named in this prospectus are existing stockholders of Cignus who purchased shares of our common stock in private placement transactions completed in May, 2005. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders”.

Securities Being Offered:	Up to 6,000,000 shares of our common stock, par value $0.001 per share.

Offering Price:	The offering price of the common stock is $0.04 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This offering will terminate nine months after this prospectus is declared effective by the SEC.

Minimum Number of Shares To Be	None.
Sold in This Offering:

Common Stock Outstanding Before and After the Offering:	16,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical terms are used in our prospectus:

Andesite	An igneous lava flow usually greenish in color formed by the emergence of molten magma through volcanic pipes

Basalt	An igneous lava flow usually black to brown in color issuing from deep fissures.

Batholith	An intrusion, usually granitic, which has a large exposed surface area and no observable bottom. Usually associated with orogenic belts.

Diamond drill(ing)	A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimetres or more in diameter.

Geanticline	A large regional upwarping of the rock formations.

Epithermal	Used to describe gold deposits found on or just below the surface close to ancient vents or volcanoes, formed at low temperature and pressure.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Jurassic	Second Period of Mesozoic Era. Covered span of time between 190 – 135 million years before the present time.

Karmutsen Formation	A local name for a geological series of rocks.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 67 and 507 million years before the present time).

Porphyritic	Containing relatively large isolated crystals in a mass of fine texture.

Pluton	Body of rock exposed after solidification at great depth.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1) Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

Structural	Pertaining to geologic structure.

Tectonic	adj. Describing the forces that cause the movements and deformation of Earth’s crust on a large scale, also describes the resulting structures or features from these forces.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business will fail

Our current operating funds are sufficient to complete the proposed exploration program; however, they will be insufficient to complete the full exploration of the mineral claims and begin mining efforts should the mineral claims prove to contain mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of November 17, 2005, we had cash in the amount of $70,739. We currently do not have any income. Our plan of operation calls for significant expenses in connection with the exploration of our mineral claims. We have completed Phase I of our recommended geological work program and have sufficient cash on hand to complete Phase II, III and IV of our proposed exploration program. However, we will need additional financing to proceed past Phase IV of our exploration program. We may also require additional financing if the costs of the exploration of our mineral claims are greater than anticipated. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including positive results from our Phase II exploration program expected to commence in the summer exploration season of 2006, and any unanticipated problems relating to our mineral exploration including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $33,626 for the period from March 10, 2005 (inception) to August 31, 2005, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern. Telford & Sadovnick, P.L.L.C., our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, which are described in the first risk factor above. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to implement our exploration program which requires significant funding past the second phase, as a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments when determining, if an investment in Cignus is suitable.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. Our Moscena Claims do not contain a known body of commercial ore and, therefore, any program conducted on the Moscena Claims would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the Moscena Claims will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of Phase II of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we will have to cease operations

We have no mineral reserves. If we do not find a mineral reserve containing gold, copper, or silver or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration, particularly for gold, is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

  Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;
  Availability and costs of financing;
  Ongoing costs of production; and
  Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Moscena Claims, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Given the above noted risks, the chances of finding reserves on our mineral properties are remote and funds expended on exploration will likely be lost.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

Because access to our mineral claims may be restricted by inclement weather, we may be delayed in our exploration

The Moscena Claims property comprises four mineral claims with a total area of 500 acres, located on the west coast of Vancouver Island, British Columbia, northeast of Tofino. The claims are accessible by floatplane from Tofino, British Columbia, and by land via highway 4 and the Tofino highway. The area of the Moscena Claims is an essentially undeveloped area in British Columbia. The area consists of many mountains and lakes with heavy forestation. Winters are often severe with rain, freezing rain, wind, and snow common between November and March. Access to the Moscena Claims may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our exploration efforts.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  Water discharge will have to meet drinking water standards;
  Dust generation will have to be minimal or otherwise re-mediated;
  Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
  An assessment of all material to be left on the surface will need to be environmentally benign;
  Ground water will have to be monitored for any potential contaminants;
  The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re- mediated; and
  There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Our annual cost of compliance with the Mineral Tenure Act is presently approximately $1,245 per year. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations. See “Description of Business - Compliance with Government Regulation”, below.

Because our executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail

Mr. David K. Ryan, our sole executive officer and director, does not have any formal training as a geologist or in the technical aspects of management of a mineral exploration company. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our president, Mr. David K. Ryan, owns 62.5% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Ryan are inconsistent with the best interests of other stockholders

Mr. David K. Ryan, our president, controls 62.5% of our issued and outstanding shares of common stock. Accordingly, in accordance with our articles of incorporation and bylaws, Mr. Ryan is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. Since Mr. Ryan is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Ryan exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, Mr. Ryan due to his stock ownership position in Cignus will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our articles of incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Ryan to their detriment, and (iii) control over transactions between him and Cignus.

We may conduct further offerings in the future in which case your shareholdings will be diluted

We completed an offering of 6,000,000 shares of our common stock at a price of $0.02 per share to investors in May, 2005. Since our inception we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be lower. This condition is often referred to as "dilution". The result of this could reduce the value of your stock.

If a market for our common stock does not develop, stockholders may be unable to sell their shares

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock. For a more detailed discussion of this issue see the section entitled “Market For Common Equity And Related Stockholder Matters – No Public Market for Common Stock,” below.

As our business assets and our directors and officers are located outside of the United States, investors may be limited in their ability to enforce civil actions against our assets or our directors and officers

Our business assets are located in Canada and our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.04 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 6,000,000 shares of our common stock which was completed on May 31, 2005 at a price of $0.02 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 6,000,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 6,000,000 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on May 31, 2005.

The following table provides as of November 17, 2005 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
Robert Astop	100,000	*	100,000	NIL	*

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
E.J. Baker	125,000	*	125,000	NIL	*
Jason Calla	100,000	*	100,000	NIL	*
Grace Chasmar	100,000	*	100,000	NIL	*
John Chow	100,000	*	100,000	NIL	*
C-Quest Holdings Inc.(3)	250,000	1.6%	250,000	NIL	*
Mark Deakin	25,000	*	25,000	NIL	*
Clint Drdul	25,000	*	25,000	NIL	*
Barry Epp	150,000	*	150,000	NIL	*
Shane Epp	775,000	4.8%	775,000	NIL	*
Rick Ewing	50,000	*	50,000	NIL	*
Lynne Federson	250,000	1.6%	250,000	NIL	*
Ben Ferraro	200,000	1.25%	200,000	NIL	*
Anne Ferreira	225,000	1.4%	225,000	NIL	*
Alan Firth	25,000	*	25,000	NIL	*
John Forcadas	100,000	*	100,000	NIL	*
John Freyvogel	25,000	*	25,000	NIL	*
Sean Guiel	250,000	1.6%	250,000	NIL	*
Mori Hamilton	50,000	*	50,000	NIL	*
Annie Ho	100,000	*	100,000	NIL	*
Markus Hoing	125,000	*	125,000	NIL	*
J. Gordon Enterprises Ltd.(4)	250,000	1.6%	250,000	NIL	*
Graeme Johnson	25,000	*	25,000	NIL	*
Kayvman Ventures Ltd.(5)	25,000	*	25,000	NIL	*
KMS Developments Ltd.(6)	50,000	*	50,000	NIL	*
Brian Lavallee	500,000	3.1%	500,000	NIL	*
Noel Llewellyn	200,000	*	200,000	NIL	*
Dwayne Lowdermilk	50,000	*	50,000	NIL	*
James Mckeown	250,000	1.6%	250,000	NIL	*
Sam Nakhleh	50,000	*	50,000	NIL	*
Simeon Orth	250,000	1.6%	250,000	NIL	*
Connie Osadchuk	50,000	*	50,000	NIL	*
Jim Platis	50,000	*	50,000	NIL	*
Wayne Popowich	50,000	*	50,000	NIL	*

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
Gavin Reynolds	25,000	*	25,000	NIL	*
Kerry Roberge	50,000	*	50,000	NIL	*
Grant Robertson	100,000	*	100,000	NIL	*
Josh Romer	50,000	*	50,000	NIL	*
Chayla Rose	50,000	*	50,000	NIL	*
Deborah A. Ryan	50,000	*	50,000	NIL	*
Kerry L. Ryan	50,000	*	50,000	NIL	*
Colin Scarlett	25,000	*	25,000	NIL	*
Daniel Schulz	50,000	*	50,000	NIL	*
Sheldon Scott	100,000	*	100,000	NIL	*
Steve Shorthouse	50,000	*	50,000	NIL	*
Jens Stalberg	50,000	*	50,000	NIL	*
Judy Strebinger	125,000	*	125,000	NIL	*
Todd Waterfield	125,000	*	125,000	NIL	*
Terry Wright	50,000	*	50,000	NIL	*
Bryan Vander Hoek	100,000	*	100,000	NIL	*
TOTAL	6,000,000	37.5%	6,000,000	NIL	*

Notes

*	Represents less than 1%
(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 16,000,000 common shares outstanding as of November 17, 2005, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	C-Quest Holdings Inc. is a private British Columbia company controlled by Don Choquer.
(4)	J. Gordon Enterprises Ltd. is beneficially owned by J. Gordon.
(5)	Kayvman Ventures Ltd. is a private British Columbia Company controlled by Kayvon Besharat.
(6)	KMS Developments Ltd. is a private British Columbia Company controlled by Kyle Shury.

None of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.04 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this offering are $27,029. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

We are required by NRS 78.090 to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in subsection 2 of NRS 14.020.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age and titles as of November 17, 2005 is as follows:

Name of Director	Age	Position
David K. Ryan	38	President, Secretary and Treasurer

Set forth below is a brief description of the background and business experience of our sole executive officer and director:

Mr. David K. Ryan is President, Secretary, Treasurer and sole director of Cignus. Mr. Ryan was appointed as director and officer of Cignus on March 10, 2005. From 1989 to 1995, Mr. Ryan was an account executive at Georgia Pacific Securities in Vancouver. From 1995 to present Mr. Ryan has worked as an independent investor relations consultant and has participated in raising venture capital through private placements. Mr. Ryan is a former director or officer of DRC Resources and Universal Domains Incorporated. Mr. Ryan completed the Canadian Securities Course in 1988.

Mr. Ryan provides his services on a part-time basis as required for the business of Cignus. Mr. Ryan presently commits approximately 60% of his business time to the business of Cignus. We pay Mr. Ryan a management fee of $2,500 per month in connection with management services provided by Mr. Ryan to us.

Mr. Ryan does not have formal training as a geologist or in the technical or managerial aspects of management of a mineral exploration company. His prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on our independent geological consultant, Laurence Sookochoff, P.Eng., to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Compensation

We pay our sole executive officer and director a fee of $2,500 per month for management services provided to Cignus. We do not pay to our director any compensation for serving as a director on our board of directors.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal agreements. Our verbal agreement with our geologist includes his reviewing all of the results from the exploratory work performed upon the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board Of Directors

Our audit committee presently consists of our sole director and officer. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of November 17, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, and (iii) our named executive officer. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Common Stock	David K. Ryan President, Secretary and Treasurer Director 5921 Nelson Avenue, Burnaby, BC, Canada, V5H 3H8	10,000,000 Direct	62.5%

(1)

Applicable percentage of ownership is based on 16,000,000 shares of common stock issued and outstanding as of November 17, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of November 17, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 17, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of November 17, 2005, there were

16,000,000 shares of our common stock issued and outstanding that are held of record by fifty one (51) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy”.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)	voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Telford Sadovnick P.L.L.C. (“Telford”), our independent registered public accounting firm, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford has presented their report with respect to our audited financial statements. The report of Telford is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on March 10, 2005 under the laws of the State of Nevada.

David K. Ryan, our president, secretary and treasurer and a director, has been our sole promoter since our inception. Other than the purchase of his stock, Mr. Ryan has not entered into any agreement with us in which he is to receive from us or provide to us anything of value. Mr. Ryan acquired from us 10,000,000 shares of our common stock at a price of $0.001 per share on March 21, 2005. Mr. Ryan paid a total purchase price of $10,000 for these shares.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in two mineral claims known as Moscena 1 and Moscena 2 (the “Moscena Claims”) comprised of a 15 unit grid claim block totaling 500 hectares located on the west coast of Vancouver Island, British Columbia in the Alberni Mining Division. Title to our mineral claims is held by our wholly owned subsidiary, CVI Exploration Ltd., the owner of the Moscena Claims. Our plan of operation is to conduct mineral exploration activities on the Moscena Claims in order to assess whether they possess mineral deposits of copper, silver, and gold capable of commercial extraction.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that a commercially viable mineral deposit exists on our mineral claims or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final evaluation as to the economic and legal feasibility is required to determine whether our mineral claims possess commercially exploitable mineral deposits of copper, silver, and gold. See “Item 2. Management’s Discussion and Analysis or Plan of Operation – Plan of Operation”.

Acquisition of the Moscena Claims

Our wholly owned subsidiary CVI Exploration Ltd., a British Columbia company, entered into an arms-length purchase agreement dated March 23, 2005 with Larry R.W. Sostad, pursuant to which our subsidiary acquired a 100% interest in the Moscena Claims for cash consideration of $5,000.

Description of Property and Location of Moscena Mineral Claims

The Moscena Claims property is comprised of two mineral claims with a total area of approximately 500 hectares, located on the west coast of Vancouver Island, British Columbia, see “Figure 1” below. The Moscena property was staked as two contiguous claims totaling 15 units. However, the 10-unit Moscena 2 claim on the west covers a portion of reserved ground that is excluded from the west side of the claim resulting in its irregular border. Thus the effective area of the two claims is approximately 500 acres.

The Moscena Claims are recorded with the Ministry of Energy and Mines, Province of British Columbia, Canada under the following name and tenure numbers:

Name of Mineral Claim	No. of Units	Tenure Number	Expiry Date
MOSCENA 1	5	404539	August 13, 2006
MOSCENA 2	10	404540	August 13, 2006

The Province of British Columbia owns the land covered by the mineral claims. To our knowledge, there are no aboriginal land claims that might affect our title to our mineral claims or the Province’s title of the property.

In order to maintain our mineral claims in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the British Columbia Ministry of Energy and Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. As our mineral claims are effective until August 13, 2006, we must file confirmation of the completion of exploration work in the minimum amount of approximately $83 per 25 hectare unit or make a payment in lieu or exploration work in the minimum amount by August 13, 2006. Following completion of Phase I of our exploration program, we have completed sufficient exploration work to extend our claims for an additional year which we intend to file with the Ministry of Energy and Mines prior to the current expiry date of our mineral claims. The Moscena Claims are 15 units in size; therefore, the work requirement for the next year is $1,245. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claims will lapse on August 13, 2006 and we will lose all interest that we have in these mineral claims.

Figure 1 Location of Claim

CVI EXPLORATION LTD.
Bulson Creek
404540
404539
Moscena Property
Maple Leaf
Warn Bay
Scale: 1:100,000
Figure 2. Claim Map

Location, Climate, Infrastructure and Access

The Moscena property is located on the west coast of Vancouver Island, at the head of Warn Bay and at the mouth of Bulson Creek in the Alberni Mining Division. The property is northeast of Tofino about 10 miles by air or 12 miles by water transportation. Access from Port Alberni to the Tofino area is 86 miles via Highway 4 and the Tofino Highway. The easiest access is by floatplane from Tofino 12 miles southwest of the Moscena Property. Tofino can be accessed by road from the ferry terminal (to Vancouver) at Nanaimo, British Columbia a distance of 100 miles.

Nanaimo is serviced by regular air service and ferry service from the City of Vancouver, B.C., and provides all amenities including police, hospital, supermarkets, fuel, communications, air services, boat rentals, hardware and all modern services.

The general climate is typically of the west coast temperate zone with mild to cool temperatures and periodic heavy rainfall from November to March with a warm summer season of temperatures averaging 60º degrees. Snowfall may occur during the rainy season.

Our mineral claims presently do not have any mineral reserves. The property that is the subject to our mineral claims is undeveloped and does not contain any underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim. Power is readily available from nearby transmission lines. Water in sufficient quantities for drilling is available from nearby streams and lakes. Power sources for the Moscena Claims property presently consist of portable generators brought onto the property.

Property Geology

The Moscena property area is within the Insular Belt, which is the westernmost major tectonic subdivision of the Canadian Cordillera. A thick shield of Upper Triassic basalt (Karmutsen Formation) overlain by carbonate-clastic sediments is located on the Moscena Property. The Island Intrusions are composed of batholiths and stocks of granitoid rocks ranging from quartz diorite. The Intrusions underlie about one-quarter of the surface and intrude Sicker, Vancouver, and Bonanza Group rocks. The southeastern limit of the Bedwell Batholith, part of the Island Intrusives, is covered in part by the property and extends northeasterly for 70 kilometres. The oldest rocks underlying the Warn Bay property belong to the Pennsylvanian – Permian Sicker Group. This group has been intruded by a Jurassic batholith belonging to the Westcoast Complex and the Island Intrusions. Northwesterly trending faults occur within the Sicker Group and form contacts between the Sicker and the intrusive bodies.

History of Exploration

The Moscena (Maple Leaf) prospect, which is within the confines of the Moscena property and discovered and developed during the early 1930’s, was the most significant discovery in the Warn Bay area. Two parallel quartz veins were explored at by drifting in and driving short crosscuts. Work on the property was halted in 1942.

In 1988 an exploration program consisting of geological mapping, prospecting, rock chip sampling, and soil sampling was completed for Stetson Resources Management Corp. Based on the results of the exploration program it was concluded that the soil sampling delineated geochemical anomalies proximal to the Maple Leaf showings which indicate a strong potential for discovering further mineralized zones.

In June 2005 a limited exploration program was completed for CVI Exploration Ltd. The program is designated as the initial stage of exploration on the Moscena property. See “Current Status of Exploration” below.

Mineralization

Mineralization on the Moscena Claims consists of minor amounts of quartz, carbonates, pyrite, chalcopyrite, arsenopyrite, sphalerite and galena. Based on prior results, the veins on the Moscena Claims, where mineralized, are sheeted but massive and contain varying amounts of sulphides in bands parallel to the walls. Sampling from recent exploration completed by CVI Exploration Ltd., returned assays of up to 7.34 oz Au/ton from selected grab samples. See “Current State of Exploration” below.

Recommendations of Geological Report and the Geological Exploration Program

We engaged Laurence Sookochoff, P.Eng., to prepare a geological evaluation report on the Moscena Claims. Mr. Sookochoff is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Sookochoff attended University of British Columbia and holds a Bachelor of Science degree in geology. Mr. Sookochoff has been licensed as a professional engineer by the Professional Engineers Association of B.C. for the past 38 years.

The work completed by Mr. Sookochoff in preparing the geological report consisted of the review of geological data from previous exploration and conducting an initial exploration program in June, 2005 consisting of trenching, sampling and prospecting the Moscena property. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims.

We received the geological evaluation report on the Moscena Claims entitled "Geological Evaluation Report on the Moscena Property" prepared by Mr. Sookochoff on June 1, 2005. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

In his geological report, Mr. Sookochoff, recommended that a four phase exploration program, at an approximate cost of $42,500, be undertaken on the property to assess its potential to host copper, silver, and gold mineralization. The four phase program consists of the following:

Phase	Exploration Program	Cost	Status
Phase I	Trenching, Sampling and Prospecting of Moscena Property	$6,000	Completed in June, 2005
Phase II	Coverage of the Maple Leaf veined area with a VLF-EM survey for a structural analysis; local geochem surveys over “anomalous” zones	$ 5,000	To be completed in the summer exploration season of 2006
Phase III	Sampling and geological mapping of the veins within anomalous zones	$7,500	To be completed in 2006 based on the results of Phase II
Phase IV	Test diamond drilling of the prime targets	$30,000	To be completed in 2007 based on the results of Phase III
	Total Estimated Cost	$48,500

Phase I of our exploration program was completed in early June, 2005. The Phase I exploratory program consisted of confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features. The second phase consisting of compilation and correlation of all data and reconnaissance soil geochemical sampling and geochemical surveying is anticipated to commence in the summer exploration season of 2006. As of November 17, 2005, Mr. Sookochoff has received $6,000 in connection with the preparation of his geological report and the exploration of our mineral claims.

The phased program of exploration activities is intended to generate and prioritize targets to test by trenching or drilling. The initial exploration activities on the Moscena Claims (grid establishment, geological mapping, soil sampling, staking of additional claims) do not involve ground disturbance and as a result do not require a work permit.

Any follow-up trenching and/or drilling will require permits, applications which are expected to be submitted well in advance of the planned work.

Our cash on hand as of November 17, 2005 is $70,739. We have sufficient cash on hand to pay the costs of Phase II, III and IV of our proposed exploration program. However, we will require additional financing in order to proceed with any additional work beyond Phase IV of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase IV of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase IV of our exploration program.

Current State of Exploration

We have only recently commenced exploration of the Moscena Claims and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

Phase I Exploration

The results of the June 1, 2005 geological report on the Moscena Claims prepared by our geological consultant, Mr. Sookochoff, concluded that the property covers a number of quartz veins containing localized gold values that may be potentially developed to economic mineral zones. The report concluded that the reported banding of the veins are an indication that the veins may be epithermal requiring further exploration. The report suggested that we proceed with the four phase exploration program outlined.

Phase I of our exploration program was completed in early June, 2005. The Phase I exploratory program was conducted over a period of three days and consisted of confirmation of past results by blast trenching, sampling and relocation of mineralized zones and structural features. Pursuant to the Phase I report, a total of four rock trenches were blasted, five grab samples were selected for assay, and the immediate adit/vein are was prospected. The grab samples revealed the following results:

Trench No.	Location	Sample No.	Description	Oz/t Ag	‘oz/t Au
1	H Vein	Moscena 1	Quartz grab	Trace	.002
2	F Vein	Moscena 2	Quartz grab	Trace	Trace
3	E Vein	Moscena 3	Quartz grab	Trace	Trace
4	Shaft Vein	Moscena 4	Quartz grab	12.12	0.716
4	Shaft Vein	Moscena 5	Quartz grab	9.59	7.34

The Phase I report confirmed the existence of the veins on the Moscena Property as indicated on historical maps and that the veins, although of narrow width, appear to contain localized significant amounts of sulphides which may indicate gold values. The report recommended that systematic sampling of the veins and host rock with analysis of the vein material would be required to determine the nature of the veins and potential mineral controls pursuant to Phase II of the exploration program. The second phase of our exploration program is anticipated to commence during the summer exploration season of 2006.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report. British Columbia law requires that a holder of title to mineral claims must spend at least $83 per mineral claim unit per year in order to keep the property in good standing, which we have done. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the British Columbia Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Moscena Claims (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  Water discharge will have to meet drinking water standards;
  Dust generation will have to be minimal or otherwise re-mediated;
  Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
  An assessment of all material to be left on the surface will need to be environmentally benign;

  Ground water will have to be monitored for any potential contaminants;
  The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re- mediated; and
  There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Employees

We have no employees other than our sole executive officer and director as of the date of this prospectus. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended $6,000 on our exploration program as of the date of this prospectus.

Subsidiaries

CVI Exploration Ltd., a British Columbia corporation, is our sole wholly owned subsidiary.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the Moscena Claims in order to assess whether the claims possess mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of copper, silver and gold mineralization. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims.

We received the geological evaluation report on the Moscena Claims entitled "Geological Evaluation Report on the Moscena Property" prepared by Mr. Sookochoff on June 1, 2005. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

Phase I of our exploration program was completed in early June, 2005. The Phase I exploratory program consisted of confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features. The second phase consisting of compilation and correlation of all data and reconnaissance soil geochemical sampling and geological mapping is anticipated to commence in the summer exploration season of 2006. As of November 17, 2005, Mr. Sookochoff has received $6,000 in connection with the preparation of his geological report and the exploration of our mineral claims.

Our cash on hand as of November 17, 2005 is $70,739. We have sufficient cash on hand to pay the costs of Phase II, III and IV of our proposed exploration program. However, we will require additional financing in order to proceed with any additional work beyond Phase IV of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase IV of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase IV of our exploration program.

A decision on proceeding beyond the planned Phase II exploration will be made by assessing whether the results of Phase II are sufficiently positive. The decision whether or not to proceed will be based on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding will be based on a number of factors, including his subjective judgment and will depend primarily on the results of the immediately preceding stage.

During this exploration stage, our president will be devoting approximately 60% of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work has been and will continue to be performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months; nor do we plan to make any purchases of equipment over the next twelve months due to reliance upon outside consultants to provide all tools needed for the exploratory work being conducted.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$10,000
Office Expenses	$3,000
Mineral Property Exploration Expenses	$10,000
TOTAL	$23,000

(1) Excluding the estimated costs of this offering of $27,029.

Our total expenditures over the next twelve months are anticipated to be approximately $23,000 excluding the remaining estimated costs of this offering of $27,029. Our cash on hand as of date of this prospectus is $70,739. We have sufficient cash on hand to pay the costs of Phase II of our proposed exploration program and to fund our operations for the next twelve months.

Liquidity and Capital Resources

As of the date of this prospectus we had cash of $70,739. We have incurred a net loss of $33,626 for the period from March 10, 2005 (inception) to August 31, 2005 and have not attained profitable operations to date. We are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities.

We presently do not have any arrangements for additional financing for exploration work beyond Phase IV of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase IV of our exploration program.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own any real property. Our wholly owned subsidiary CVI Exploration Ltd., a British Columbia company, entered into an arms-length purchase agreement dated March 23, 2005 with Larry Sostad, pursuant to which our subsidiary acquired a 100% interest in the Moscena Claims for cash consideration of $5,000. See “Description of Business” above.

We rent office space at Suite 206 – 1480 Gulf Road Point Roberts WA 98281, consisting of approximately 144 square feet, at a cost of $225 per month. This rental is on a month-to-month basis without a formal contract.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters; and
  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

We issued 10,000,000 total shares of common stock to our President, Secretary and Treasurer, Mr. David Ryan, at a price of $0.001 per share. This issuance was made to Mr. Ryan, who is a sophisticated individual and is in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have fifty one (51) registered stockholders.

Rule 144 Shares

As of the date of this prospectus no shares of our common stock are available for resale to the public. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 160,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the SEC prior to, or concurrently with, the effectiveness of this Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through August 31, 2005.

			Annual Compensation			Long Term Compensation
Name	Title	Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
David K. Ryan	President, Secretary, Treasurer, and Director	2005	$0	$0	$14,100(1)	$0	$0	$0	$0

Notes:
(1) Consists of a monthly fee of $2,500 for management consulting services provided by Mr. Ryan to Cignus.

Stock Option Grants

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our sole directorand officer since our inception.

FINANCIAL STATEMENTS

Index to Financial Statements:

1. Audited financial statements for the period ended August 31, 2005, including:

(a)	Report of Independent Registered Public Accounting Firm;	F-2

(b)	Consolidated Balance Sheet as at August 31, 2005;	F-3

(c)	Consolidated Statement of Operations for the period from inception on March 10, 2005 to August 31, 2005;	F-4

(d)	Consolidated Statement of Cash Flows for the period from inception on March 10, 2005 to August 31, 2005; and	F-5

(e)	Consolidated Statement of Changes in Stockholders' Equity for the period from inception on March 10, 2005 to August 31, 2005;	F-6

(f)	Notes to the Consolidated Financial Statements.	F-7

CIGNUS VENTURES INC.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cignus Ventures Inc.
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Cignus Ventures Inc. (An Exploration Stage Company) as at August 31, 2005, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from March 10, 2005 (Inception) to August 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Cignus Ventures Inc. (An Exploration Stage Company) as at August 31, 2005, and the results of its operations and its cash flows for the period from March 10, 2005 (Inception) to August 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TELFORD SADOVNICK, P.L.L.C

CERTIFIED PUBLIC ACCOUNTANTS
Bellingham, Washington
October 7, 2005

CIGNUS VENTURES INC.
(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEET
(Stated in U.S. Dollars)

AUGUST 31, 2005

ASSETS
Current
Cash	$87,074
Prepaid expenses	5,000
92,074
Mineral Property	5,000
$97,074
LIABILITIES
Current
Accounts payable and accrued liabilities	$700
STOCKHOLDERS’ EQUITY
Share Capital
Authorized:
100,000,000 common voting stock with a par value of $0.001 per share
100,000,000 preferred stock with a par value of $0.001 per share
Issued and outstanding:
16,000,000 common shares	16,000
Additional paid-in capital	114,000
Deficit Accumulated during the Exploration Stage	(33,626)
96,374
$97,074

The accompanying notes are an integral part of these consolidated financial statements.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS
(Stated in U.S. Dollars)

PERIOD FROM MARCH 10, 2005 (INCEPTION) TO AUGUST 31, 2005

Expenses
Management fees	$14,100
Professional fees	8,240
Mineral property exploration costs	6,000
Incorporation costs	1,271
Travel and promotion	1,643
Office and sundry	2,372

Net loss for the period	$33,626

Basic and diluted loss per common share	$(0.00)

Weighted average number of common shares outstanding	12,540,230

The accompanying notes are an integral part of these consolidated financial statements.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in U.S. Dollars)

PERIOD FROM MARCH 10, 2005 (INCEPTION) TO AUGUST 31, 2005

Cash provided by (used in):
Operating Activity
Net loss for the period	$(33,626)

Changes in non-cash operating working capital items:
Prepaid expenses	(5,000)
Accounts payable and accrued liabilities	700

(37,926)
Investing Activity
Mineral property acquisition	(5,000)

Financing Activity
Issue of common stock	130,000

Increase in cash	87,074

Cash, Beginning Of Period	-

Cash, End Of Period	$87,074

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-

Income taxes	$-

The accompanying notes are an integral part of these consolidated financial statements.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Stated in U.S. Dollars)

PERIOD FROM MARCH 10, 2005 (INCEPTION) TO AUGUST 31, 2005

	COMMON STOCK			DEFICIT
				ACCUMULATED
			ADDITIONAL	DURING THE
			PAID-IN	EXPLORATION
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

March 21, 2005 – stock issued
for cash at $0.001	10,000,000	$10,000	$-	$-	$10,000
May 31, 2005 – stock issued
for cash at $0.02	6,000,000	6,000	114,000	-	120,000

Net loss for the period	-	-	-	(33,626)	(33,626)

Balance, August 31, 2005	16,000,000	$16,000	$114,000	$(33,626)	$96,374

The accompanying notes are an integral part of these consolidated financial statements.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

1. NATURE OF OPERATIONS

Organization

Cignus Ventures Inc. (“the Company”) was incorporated in the State of Nevada, U.S.A., on March 10, 2005. The Company’s principal executive offices are in Vancouver, British Columbia, Canada.

On March 21, 2005, the Company formed a wholly-owned subsidiary, known as CVI Exploration Ltd. (“CVI”), a company incorporated in British Columbia, Canada.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company has not commenced business operations. The Company is an exploration stage company as defined in the Statement of Financial Accounting Standards No. 7.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $33,626 for the period from March 10, 2005 (inception) to August 31, 2005, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its natural resource properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CVI Exploration Ltd. (a British Columbia corporation). All significant inter-company balances and transactions have been eliminated on consolidation.

Organization and Start-up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

Mineral Property Acquisition Payments and Exploration Costs

The Company records its interest in mineral properties at cost. The Company expenses all costs incurred on mineral properties to which it has secured exploration rights, other than acquisition costs, prior to the establishment of proven and probable reserves. If and when proven and probably reserves are determined for a property and a feasibility study prepared with respect to the property, then subsequent exploration and development costs of the property will be capitalized.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

Exploration expenditures

The Company follows a policy of expensing exploration expenditures until a production decision in respect of the project and the Company is reasonably assured that it will receive regulatory approval to permit mining operations, which may include the receipt of a legally binding project approval certificate.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Exploration expenditures (continued)

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the consolidated balance sheet and consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At August 31, 2005, the Company had no cash equivalents.

Financial Instruments

The Company’s financial instruments consist of cash, prepaid expenses and accounts payable and accrued liabilities.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At August 31, 2005, the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

i) monetary items at the exchange rate prevailing at the balance sheet date;
ii) non-monetary items at the historical exchange rate;
iii) revenue and expense at the average rate in effect during the applicable accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss).

Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

Stock-Based Compensation

The Company measures compensation cost for stock-based compensation using the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees”. The Company has adopted those provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, which require disclosure of the pro-forma effect on net earnings and earnings per share as if compensation cost had been recognized based upon the estimated fair value at the date of grant for options awarded.

Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Segmented Information

The Company follows FAS No. 131 disclosures about segments of an enterprise and related information about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

The Company conducts substantially all of its operations in Canada in one business segment.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Actual results may differ from the estimates.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

Revenue Recognition

The Company recognizes revenue in accordance with the criteria outlined in Securities Exchange Commission Staff Accounting Bulletin No. 104 (“SAP 104”), “Revenue Recognition”. Revenues will be recognized once they are earned; specifically when: (a) services are provided or products are delivered to customers, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined, and (d) the Company’s ability to collect is reasonably assured.

Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Advertising Costs

Advertising costs are expensed as incurred. No advertising costs were incurred in the current fiscal period.

Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143’), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset Retirement Obligations (continued)

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

Exploration Stage Enterprise

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties in British Columbia, Canada. Until such properties are acquired and developed, the Company will continue to prepare its consolidated financial statements and related disclosures in accordance with entities in the exploration stage.

3. RECENT ACOUNTING PRONOUNCEMENTS

a)

On March 31, 2004, the Emerging Issues Task Force (“EITF”) issued EITF 04-2, “Whether Mineral Rights are Tangible or Intangible Assets” (“EITF 04-2”) which concluded that mineral interest conveyed by leases should be considered tangible assets. On April 30, 2004, the Financial Accounting Standards Board (“FASB”) issued amended SFAS 141 and SFAS 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The amendment was effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company adopted EITF No. 04-2 on March 10, 2005.

b)

On March 31, 2004, the EITF issued EITF 04-3, “Mining Assets’ Impairment and Business Combinations” (“EITF 04-3”) which concluded that entities should generally include values in mining properties beyond proven and probable reserves and the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets. The Company adopted EITF 04-3 on March 10, 2005.

The adoption of EITF No. 04-2 and EITF 04-03 resulted in the Company capitalizing the acquisition costs for mineral properties acquired in 2005.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

3. RECENT ACOUNTING PRONOUNCEMENTS (continued)

c)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123 (revised 2004)”), “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non- employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007. The Company has determined that the adoption of SFAS123 (revised 2004) does not have an impact on its results of operations or financial position.

d)

In November 31, 2004, FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs”. The adoption of SFAS 151 does not have an impact on the Company’s results of operations or financial position.

e)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. The Company has determined that the adoption of SFAS 153 does not have an impact on the Company’s results of operations or financial position.

f)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123”), “Share-Based Payment”. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Company adopted SFAS 123 effective March 10, 2005.

4. MINERAL PROPERTY

On March 23, 2005, the Company, through its wholly owned subsidiary, entered into a purchase agreement to acquire an undivided 100% interest in two mineral claims with 15 units (known as the “Moscena Claims”) located in the Alberni Mining Division of British Columbia. The consideration was $5,000 cash (paid) on execution of the agreement.

Under mineral titles legislation, the Company is required to file assessment work to keep its claims in good standing, as follows:

I.	Complete exploration work of $100 per claim each year for three years, then $200 per claim each year afterwards; or

II.	The payment of the equivalent of cash in lieu prior to August 13, 2006.

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

5. COMMON STOCK

On March 21, 2005, pursuant to a private placement the Company sold 10,000,000 shares of its common stock at $0.001 per share for cash.

On May 31, 2005, pursuant to a private placement the Company sold 6,000,000 shares of its common stock at $0.02 per share for cash.

The Company has no stock option plan, warrants or other dilutive securities.

6. INCOME TAX

a)	Income Tax Provision:

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

Computed expected (benefit of) income taxes	$(11,400)
Increase in valuation allowance	11,400
Income tax provision	$-

b)	Significant components of the Company’s deferred income tax assets are as follows:

Total income tax operating loss carry forward	$33,626
Statutory tax rate	34%
Deferred income tax assets	11,400
Valuation allowance	(11,400)
Net deferred tax assets	$-

CIGNUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

AUGUST 31, 2005

6. INCOME TAX (continued)

c)

The Company has incurred operating losses and approximately $33,626, which, if unutilized, will expire in 2025. Future tax benefits, which may arise as a result of these losses, have not been recognized in these consolidated financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	Income Tax Operating
	Loss Carry Forward
	Amount	Expiration Date
2005	$33,626	2025
Total income tax operating loss carry forward	$33,626

7. RELATED PARTY TRANSACTIONS

During the period the Company paid management fees in the amount of $14,100 to a director of the Company.

During the year, the Company carried out a number of transactions with related parties in the normal course of business. These transactions were recorded at their exchange amount, which is the amount of consideration established and agreed to by the related parties.

8. CONTINGENCY, COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has a contractual obligation to pay a management fee to a director of the Company $2,500 on a month-to-month basis.

Otherwise, the Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters. Rental of premises is on a month-to-month basis.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Cignus. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Cignus, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$29
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$20,000
Miscellaneous	$1,000
Total	$27,029

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We issued 10,000,000 shares of common stock on March 21, 2005 to Mr. David K. Ryan. Mr. Ryan is our sole director and executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $10,000. The 10,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 6,000,000 shares of our common stock at a price of $0.02 per share to a total of 50 purchasers on May 31, 2005. The total amount we received from this offering was $120,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27. EXHIBITS

Exhibit
Number	Description of Exhibits
3.1	Articles of Incorporation.
3.2	Bylaws, as amended.
4.1	Form of Share Certificate
5.1	Opinion of O’Neill Law Group PLLC with consent to use.
10.1	Purchase Agreement dated March 23, 2005 between Larry Sostad and CVI Exploration Ltd.
23.1	Consent of Telford & Sadovnick P.L.L.C., Certified Public Accountants.
23.2	Consent of Laurence Sookochoff, P.Eng., Consulting Geologist.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on November 17, 2005.

CIGNUS VENTURES INC.

By: /s/ David K. Ryan
DAVID K. RYAN
President and Chief Executive Officer
(Principal Executive Officer and
Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ David K. Ryan	Chief Executive Officer, Chief Financial Officer,	November 17, 2005
DAVID K. RYAN	President, Secretary and Treasurer
and Director
(Principal Executive Officer)
(Principal Accounting Officer)